Exhibit 99.1

xG Technology Completes Purchase of Integrated Microwave Technologies, LLC

Strategic Accretive Acquisition Enables xG to Realize Immediate and Long-Term Financial,
Operational and Technological Benefits

Sarasota, Florida—February 1, 2016—xG Technology, Inc. (“xG”) (Nasdaq: XGTI, XGTIW), a leader in providing critical wireless communications for use in challenging operating environments, announced today that it has completed its acquisition of assets of Integrated Microwave Technologies, LLC (“IMT”) originally announced on Jan. 19, 2016. The acquisition was completed using debt financing from the seller and will require payoff over the next eighteen months.

The acquisition of the IMT assets is expected to deliver significant benefits to xG in a number of areas. By aligning its operations and technology platforms with those of IMT, xG will be able to expand more deeply into markets it is currently active in, while opening growth possibilities in new sectors. xG gains immediate access to the IMT product line, which opens new cross-selling opportunities to xG’s existing customer base, and enriches its competitive offerings. Likewise, IMT can now fill the demonstrated need among its own customers for the kind of secure, rapidly-deployable mobile broadband solution that xMax is uniquely suited to fill.

Finally, IMT’s manufacturing expertise is expected to drive additional operational, production and other cost efficiencies at xG. This and other aspects of the transaction will serve to yield compelling financial benefits to xG and prepare it realize even more growth.

George Schmitt, CEO and Board Chairman of xG Technology, said, “We welcome the IMT family to be part of xG Technology and are delighted with the synergies that we see between the two companies. We expect these synergies to result in substantial reductions in, and avoidance of, costs that will total approximately $2MM per year. We would also like to thank Skyview Capital, the seller of IMT, for extending us this opportunity and for their assistance in helping ensure a timely closing of the acquisition.”

Roger Branton, CFO of xG Technology, said, “This acquisition is expected to be cash flow positive from day one and accretive to the combined companies. xG and IMT each have distinctive strengths that will be even more pronounced by integrating our operations. In addition to broadening our capabilities to execute more effectively, this acquisition will make xG well-positioned from a financial standpoint to embark on its next phase of growth.”

John Payne IV, newly-appointed President of the IMT Division of xG Technology, and a corporate officer of xG, said, “We at IMT are delighted to become a major part of xG Technology and look forward to working together to develop joint sales strategies and to take advantage of the synergies available to the combined entities.”

About xG Technology, Inc.

Founded in 2002, xG Technology has created a broad portfolio of intellectual property that makes wireless networks more intelligent, accessible, affordable and reliable. The company is the developer of xMax, a patented all-IP cognitive radio network system that enables secure, robust mobile broadband communications for private, consumer and government networks. xMax can solve the crisis facing the wireless industry caused by data-hungry devices and applications that are straining network capacity. It eliminates the need to acquire scarce and expensive licensed spectrum, thus lowering the total cost of ownership for wireless broadband access.

The xMax system delivers always-available voice, video and data services to both fixed and mobile users, and is interoperable with existing cellular and dedicated networks without being dependent on them. xMax incorporates advanced optimizing technologies that include spectrum sharing, interference mitigation, multiple-input multiple-output (MIMO) and software defined radio (SDR). These and other technologies make xMax ideal for wide area, as well as rapid emergency communication deployment in unpredictable environments and during fluid situations. xG offers solutions for numerous industries worldwide, including emergency response and public safety, military, telemedicine, urban and rural wireless broadband, utilities, and critical infrastructure.

Based in Sarasota, Florida, xG has over 100 patents and pending patent applications. xG is a publicly traded company listed on the NASDAQ Capital Market where xG common stock is traded under the symbol XGTI and xG warrants are traded under the symbol XGTIW. For more information, please visit www.xgtechnology.com.

About Integrated Microwave Technologies, LLC

Integrated Microwave Technologies (IMT) is a leader in advanced digital microwave systems and a provider of engineering, integration, installation and commissioning services serving the Broadcast, Sports & Entertainment and MAG (Military, Aerospace & Government) markets. The company comprises the leading microwave brands Nucomm, RF Central and IMT, offering customers worldwide complete video solutions. Nucomm is a premium brand of digital broadcast microwave video systems. RF Central is an innovative brand of compact microwave video equipment for licensed and license-free sports and entertainment applications. IMT is a trusted provider of mission-critical wireless video solutions to state, local and federal police departments. More information can be found at www.imt-solutions.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG Technology, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

For More Information:

Media Relations
Daniel Carpini
xG Technology
daniel.carpini@xgtechnology.com
(941) 953-9035

Investor and Analyst Relations
James Woodyatt
xG Technology
james.woodyatt@xgtechnology.com
(954) 572-0395

Jody Burfening/Carolyn Capaccio
LHA
ccapaccio@lhai.com
(212) 838-3777